MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is dated for reference the 10th day of February, 2009 (the “Effective Date”).

BETWEEN:

AEON HOLDINGS INC.
a company incorporated under the laws of the State of Delaware

(the “Company”)

AND:

GREEN STAR ENERGIES, INC.
a company incorporated under the laws of the state of Nevada

(the “Manager”)

WHEREAS:

A.	The Company and the Manager entered into a Purchase Agreement dated February 10, 2009 (the “Purchase Agreement”); and

B.	Pursuant to the Purchase Agreement, the Company agreed to enter into a management agreement with the Manager.

THIS AGREEMENT WITNESSES that the terms and conditions of the parties’ relationship shall be as follows:

1.	SERVICES

1.1
The Company appoints the Manager to manage all operations of the Company, including managing projects, acquisitions, financing, corporate structuring and administrative work, as well as any outstanding legal or accounting needs (the “Services”), and the Manager accepts such appointment on the terms and conditions set forth in this Agreement.

2.	TERM

2.1
The Manager’s appointment shall commence on the Effective Date and shall continue for three (3) years, unless and until terminated in accordance with the provisions of Section 9.1 of this Agreement (the “Term”).

3.	COMPENSATION

3.1
The Company shall issue 1,000,000 shares of the Company’s preferred stock to the Manager (the “Stock”) as compensation for providing the Services over the course of the Term. The Stock shall be issued and delivered to the Manager within twelve (12) months of the Effective Date as payment in advance for the Services. The fair market value of the Stock shall be assessed based on the fair market value of the Company’s common stock as of the date of issuance of the Stock.

4.	COVENANTS OF THE MANAGER

4.1
The Manager acknowledges that the Company is a fully reporting public company in the United States and is subject to the filing requirements of British Columbia Instrument 51-509, and shall make its best efforts to ensure that the Company remains current with all applicable securities laws and regulations.

4.2
The Manager shall makes its best efforts to ensure that if the Company files a Registration Statement on Form S-8 with the United States Securities and Exchange Commission (the “SEC”), the Company shall not issue any S-8 shares of its common stock except in accordance with all applicable securities laws and regulations.

4.3
The Manager shall file a Schedule 13D and a Form 3 with the SEC within two (2) days of the Effective Date, and shall arrange for the filing of Personal Information Forms for each of the Manager’s officers and directors on SEDAR within ten (10) days after the Effective Date.

5.	COVENANTS OF THE COMPANY

5.1
The Company shall, after the Effective Date, submit for shareholder approval resolutions that establish the following rights and restrictions to the shares of the Company’s preferred stock issued or to be issued to the Manager:

(a)	conversion rights to shares of the Company’s common stock at a one (1) to one (1) ratio;

(b)	voting rights for each share of the Company’s preferred stock equivalent to fifty (50) shares of the Company’s common stock; and

(c)	no dividend or liquidation rights.

6.	AUTHORITY

6.1
The Manager shall not have the power or authority to enter into contracts, engagements or commitments on behalf of the Company but shall be engaged only as a consultant to provide consulting services to management at their request.

6.2	The Manager shall conform to all lawful instructions and directions given to the Manager by the Company’s President or Chief Executive Officer.

7.	NON-SOLICITATION

7.1	The Manager agrees that:

(a)
during the Term it will not hire or take away or cause to be hired or taken away any employee or consultant of the Company (other than employees or consultants that have been referred by the Manager); and

(b)
for a period of twelve (12) months following the termination of this Agreement, it will not hire or take away or cause to be hired or taken away any employee or consultant who was in the employ of the Company or who was on contract with the Company during the twelve (12) months preceding such termination (other than employees or consultants that have been referred by the Manager).

8.	CONFIDENTIAL INFORMATION

8.1
The Manager acknowledges that it may acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a)	trade secrets; and

(b)	confidential information concerning the business operations or financing of the Company.

8.2
The Manager acknowledges that the information referred to in Section 8.1 of this Agreement could be used to the detriment of the Company. Accordingly, the Manager undertakes not to disclose the same to any third party either during the term of this Agreement (except as may be necessary in furtherance of the Manager’s duties under this Agreement), or following the termination of this Agreement without the written permission of the Board.

9.	TERMINATION

9.1
Either the Company or the Manager may terminate this Agreement at any time and for any reason by providing two (2) months written notice to the other party. If this Agreement is terminated by either party for any reason prior to the expiration of the Term, the Manager shall return to the Company for cancellation the number of prorated Shares received by the Manager as compensation for Services not provided hereunder.

10.	COMPANY PROPERTY

10.1
The Manager acknowledges that all items of any and every nature or kind created or used by the Manager pursuant to this Agreement, or furnished by the Company to the Manager, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, upon the termination of this Agreement. The Manager hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Manager contributes, and the Manager waives any and all moral rights that may be associated with such works.

11.	GENERAL PROVISIONS

11.1
Waiver. The failure of either party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the performance of such obligation, covenant or agreement or by the party who has the benefit of such condition, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.2	Amendment. This Agreement may not be amended unless consented to in writing by the parties hereto.

11.3	Assignment. This Agreement may not be assigned by either party hereto.

11.4	Currency. All references to currency in this Agreement are to U.S. dollars unless otherwise stated.

11.5	Time of the Essence. Time shall be of the essence of this Agreement.

11.6
Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.

11.7
Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and, except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

11.8
Independent Legal Advice. Each of the parties to this Agreement confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Agreement.

11.9
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that this Agreement is signed by one party and faxed to another, the parties agree that a faxed signature shall be binding upon the parties as though the signature was an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the Effective Date.

GREEN STAR ENERGIES, INC.	AEON HOLDINGS INC.

Per:	Per:

/s/ Brandon Toth	/s/ Harold Schaffrick
Brandon Toth, President	Harold Schaffrick, Chief Executive Officer

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